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                                                                    Exhibit (j)

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 45 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 22, 2006 relating to the financial statements and financial highlights which appear in the September 30, 2006 Annual Report to Shareholders of the Loomis Sayles Value Fund, a series of Loomis Sayles Funds II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Performance" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Boston, Massachusetts
May 29, 2007